Franklin, Louisiana

FOR RELEASE 3:15 pm, CDT
July 1, 2008
For More Information Contact:
Patrick Little
President and CEO
(337) 560-7151

TECHE HOLDING COMPANY ANNOUNCES ONE-TIME CHARGES FROM LOSS ON SALE OF INVESTMENT AND TRANSFER & WITHDRAWAL FROM DEFINED BENEFIT PLANS

NEW IBERIA, LA - Teche Holding Company (AMEX: TSH), the holding company for Teche Federal Bank, today announced that has withdrawn its investment in the AMF Ultra Short Mortgage Fund (ticker: ASARX) because of the continuing decrease in the net asset value (“NAV”) of that fund. The Company has redeemed its shares and will receive proceeds in the form of cash and securities. The share redemption will result in a pretax charge of approximately $2 million and will be recognized during the quarter ended June 30, 2008. The Company expects that the non-cash charge will be treated as a discount on the securities obtained will be accretive to income over the period to maturity as principal payments are received on the securities withdrawn from the fund. As a result of the withdrawal of securities from the fund, the Company expects to receive principal payments and prepayments made each month on the securities and will eliminate the fund management fee the Company pays to have the shares held in the fund. The Company intends to classify the securities as held to maturity.

The Company also announced that it has transferred administration and responsibility for the payment of benefit obligations under the Company’s defined benefit pension plans (“Pension Plans”) to an unaffiliated life insurance company effective June 30, 2008. Previously, the Company froze the benefit accruals under the Pension Plans during the fiscal year ended September 30, 2004. The expenses relating to the Pension Plans amounted to $446,000, $188,000 and $63,000 in the years ended September 30, 2007, 2006 and 2005, respectively. As a result of this transfer, the Company will not incur additional Pension Plan expenses in the future.

As of June 30, 2008, the estimated liability to transfer the obligation of the Pension Plans will result in a pretax charge of approximately  $1.5 million.

The Company currently maintains a 401 (k) Plan whereby substantially all employees participate in the Plan.

The Company will continue to be “well capitalized” under applicable federal banking regulations after recognizing the impairment and pension plan transfer charges.

The Company also announced today that it is recognizing the income tax benefit of tax credits provided to businesses in the areas affected by Hurricanes Katrina and Rita. The recognition of these credits is expected to reduce the Company’s federal income tax liability and income tax expense in the quarter ended June 30, 2008, by approximately $348,000.

Teche Holding Company is the parent holding company of Teche Federal Bank, the fourth largest publicly owned bank in Louisiana. Teche Federal Bank operates through its main office and 19 branch offices throughout South Louisiana and serves over 50,000 customers. The Federal Deposit Insurance Corporation (FDIC) insures the Bank’s deposits up to legal maximum limits. Teche Holding Company’s common stock is traded on the American Stock Exchange under the symbol “TSH.”

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Teche Holding Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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